Exhibit 99.1

For Immediate Release

Hasbro Closes Acquisition of Saban Properties’ Power Rangers

and other Entertainment Assets

Pawtucket, R.I., June 12, 2018 -- Hasbro, Inc. (NASDAQ: HAS) today announced it has closed the previously announced acquisition of Saban Properties’ Power Rangers and other Entertainment Assets. The transaction was funded through a combination of cash and stock valued at $522 million.

“Power Rangers will benefit from execution across Hasbro’s Brand Blueprint and distribution through our omni-channel retail relationships globally,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “Informed by engaging, multi-screen entertainment, a robust and innovative product line and consumer products opportunities all built on the brand’s strong heritage of teamwork and inclusivity, we see a tremendous future for Power Rangers as part of Hasbro’s brand portfolio.”

Hasbro previously paid Saban Brands $22.25 million pursuant to the Power Rangers master toy license agreement, announced by the parties in February of 2018, that was scheduled to begin in 2019. Those amounts were credited against the purchase price. Upon closing, Hasbro paid $131.23 million in cash (including a $1.48 million working capital purchase price adjustment) and $25 million was placed into an escrow account. An additional $75 million will be paid on January 3, 2019.  These payments are being funded by cash on the Company’s balance sheet.  In addition, the Company issued 3,074,190 shares of Hasbro common stock to Saban Properties, valued at $270 million.

The transaction, including intangible amortization expense, is not expected to have a material impact on Hasbro’s 2018 results of operations.

Created by Haim Saban and launched in 1993, Mighty Morphin Power Rangers quickly became a pop culture phenomenon. Today, Power Rangers is one of the longest running kids’ live-action series in television history with nearly 900 episodes produced to date. The TV series, currently in its 25th season with Power Rangers Super Ninja Steel, and feature films, including 2017’s movie with Lionsgate, follows the adventures of a group of ordinary teens who morph into superheroes and save the world from evil. Saban’s Power Rangers currently airs in 150 markets around the world and is translated into numerous languages.

The first set of Power Rangers products from Hasbro will be available in spring 2019.

As part of the transaction, Hasbro acquired Saban Properties’ interests in several additional entertainment assets, including My Pet Monster, Popples, Julius Jr., Luna Petunia, Treehouse Detectives and others.

J.P. Morgan Securities LLC served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to Hasbro in the transaction.  Goldman Sachs served as financial advisor and Paul Hastings LLP served as legal advisor to Saban Properties in the transaction.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 5 on the 2018 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning Hasbro’s potential performance and the performance of the Power Rangers property in the future, and may be identified by the use of forward-looking words or phrases. Hasbro's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company’s ability to successfully develop and commercialize the brands it is acquiring, and (ii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com